Exhibit 99.2

For Immediate Release

Media
Stacey Eisen
(224) 212-2276

Tareta Adams
(224) 212-2535

Financial Community
Lynn McHugh
(224) 212-2363

HOSPIRA BOARD AUTHORIZES $400 MILLION

SHARE REPURCHASE PROGRAM

LAKE FOREST, Ill., Feb. 28, 2006 — Hospira, Inc. (NYSE:HSP), one of the largest hospital products manufacturers in the United States, today announced that its board of directors has authorized the repurchase of up to $400 million of the company’s common stock.

“Our strong results since becoming an independent company almost two years ago underscore Hospira’s fundamental operating strength and future prospects,” said Christopher B. Begley, chief executive officer, Hospira. “We believe those prospects make an investment in our stock a good use of a portion of our growing cash position at this time. Furthermore, the share repurchase program is a tangible demonstration of our commitment to return value to our shareholders, while retaining flexibility to pursue future growth initiatives.”

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

www.hospira.com

-MORE-

The new program authorizes the company to repurchase common shares from time to time through the open market in compliance with securities regulations and other legal requirements. The size and timing of any purchases are at the discretion of company management, based on factors such as price, business and market conditions.

Shares of stock repurchased under the plan will be held as treasury shares and will be available for general corporate purposes. As of Dec. 31, 2005, the company had approximately 161.7 million shares of common stock outstanding.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. With 70 years of service to the hospital industry, Hospira’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business. Headquartered in Lake Forest, Ill., north of Chicago, Hospira has approximately 13,000 employees and 14 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Hospira’s intention to repurchase shares of its stock. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including uncertainties as to the market price of Hospira’s stock, market conditions in general and Hospira’s future operating performance. Economic, competitive, governmental, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the factors, risks and uncertainties set forth under the heading “Item 1 Business — Risk Factors” in Hospira’s Annual Report on Form 10-K for the year ended Dec. 31, 2004, filed with the Securities and Exchange Commission (SEC) and in Hospira’s other SEC filings, including its quarterly reports on Form 10-Q, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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